105 Carnegie Center
                                               Princeton, NJ 08540

Contact:   Kevin Kuryla, RCN Investor Relations (609) 720-5863
         Jim Downing, RCN Investor Relations (609) 734-3718


                       RCN AMENDS CREDIT AGREEMENT


PRINCETON, NJ, March 10, 2003 - RCN Corporation (Nasdaq: RCNC) announced today that it has received consent from its senior lenders to amend the terms of its existing senior secured credit facility. The amendment provides RCN greater flexibility in incurring up to $500 million of additional senior secured debt, adjusts the operating and financial covenants in the facility and modifies certain other restrictions that existed under the previous agreement.

Under the amendment, RCN retains much of the operational and financial flexibility existing under the previous credit agreement. In return for new and retained flexibility, RCN has agreed to reduce the amount available under its revolving loan facility, under which it currently has no borrowings outstanding, to $15 million, and to maintain a cash collateral account of at least $100 million for the benefit of the lenders under its credit facility. RCN further agreed to increase the percentage of future aggregate asset sale proceeds that it will use to pay down its senior secured term loans and to increase amortization payments under its term loans by an amount equal to 50% of interest savings from new repurchases of senior notes, not to exceed $25 million.

The amendment also includes the ability of RCN to incur up to $500 million of new senior indebtedness that may be secured by a second lien on RCN's assets and to use up to $125 million of existing cash and the proceeds of new indebtedness described above to repurchase outstanding senior notes. Additionally, certain covenants are revised to reflect RCN's current long-term business plan with adequate cash cushions built in.

As of 12/31/02, RCN had an aggregate of approximately $1.74 billion of indebtedness outstanding, including $547 million under its senior secured credit facility.

For further details, please refer to the amendment, which has been filed in a Form 8-K with the Securities and Exchange Commission.


About RCN

RCN Corporation (Nasdaq: RCNC - News) is the nation's first and largest facilities-based competitive provider of bundled phone, cable and high speed Internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN has more than one million customer connections and provides service in the Boston, New York, Philadelphia/Lehigh Valley, Chicago, San Francisco, Los Angeles and Washington D.C. metropolitan markets.





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Forward-Looking Statement Disclaimer

Some of the statements made by RCN in these statements are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements as a result of a number of factors. RCN believes that the primary factors include, but are not limited to, availability of financing, ability to obtain regulatory approvals, uncertainty relating to economic conditions, ability to attract and retain qualified management and other personnel, changes in government and regulatory policies, pricing and availability of equipment, materials, inventory and programming, our ability to meet the requirements in our franchise agreements, the number of potential customers in a target market, the completion of acquisitions or divestitures, acceptance of the Company's services, development and implementation of business support systems for provisioning and billing, the availability and success of strategic alliances or relationships, ability to overcome significant operating losses, RCN's ability to develop and penetrate existing and new markets, technological developments and changes in the industry, changes in the competitive environment in which RCN operates and ability to produce sufficient cash flow. Additional information concerning these and other important factors can be found in RCN's filings with the Securities and Exchange Commission. Statements in these statements should be evaluated in light of these important factors.